We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our Report dated February 6, 1998, appearing on page F-2 of Champion Enterprises, Inc. Annual Report on Form 10-K for the year ended January 3, 1998. We also consent to the references to us under the heading "Experts" in such Registration Statement.


/S/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP


Bloomfield Hills, Michigan
February 22, 1999